Exhibit 99.1

PRESS RELEASE

Contact:	L. Scott Biar, CFO and Treasurer
Stewart & Stevenson Services, Inc.
713-868-7700

FOR IMMEDIATE RELEASE

STEWART & STEVENSON SERVICES, INC. REPORTS

FOURTH QUARTER AND FISCAL YEAR 2005 RESULTS

Fourth Quarter Net Earnings were $0.19 per Diluted Share

Fourth Quarter Net Loss from Continuing Operations was $0.01 per Diluted Share

HOUSTON – April 10, 2006 – Stewart & Stevenson Services, Inc. (NYSE: SVC) reported net income of $5.8 million, or $0.19 per diluted share, for its fiscal fourth quarter which ended January 31, 2006, compared to a net loss of $8.4 million, or $0.29 per diluted share, for the fourth quarter of fiscal 2004. Continuing operations, which include the Tactical Vehicle Systems (“TVS”) business and certain corporate overhead expenses, generated a net loss of $0.3 million, or $0.01 per diluted share, for the fourth quarter of fiscal 2005, compared to net earnings of $3.4 million, or $0.11 per diluted share, reported in the comparable period in fiscal 2004.

Sales in the fourth quarter of fiscal 2005 were $194.8 million, representing a 42% increase from $136.9 million of sales in the prior year’s fourth quarter. In the fourth quarter of fiscal 2005, the Company shipped 911 trucks, 553 trailers and 62 Low Signature Armored Cabs (“LSAC”), compared to 627 trucks, 179 trailers and 270 LSACs in the fourth quarter of fiscal 2004. The Company reported an operating loss of $2.9 million for the fourth quarter of fiscal 2005 compared to operating income of $5.6 million in the fourth quarter of fiscal 2004. The decline in profitability was attributable to a number of factors, including an unfavorable product mix, which included a higher proportion of option trucks and trailers under the Family of Medium Tactical Vehicle (“FMTV”) contract, which generate a relatively low gross profit margin compared to base FMTV trucks and LSACs. Results were also negatively impacted by a $3.3 million charge to write off previously anticipated cost recoveries under the FMTV contract.

For the full year, the Company recorded sales totaling $726.4 million in fiscal 2005, increasing 32% compared to the $549.8 million of sales recorded in fiscal 2004. In fiscal 2005, the Company shipped a record 2,953 trucks, 1,554 trailers and 1,765 LSACs, compared to 2,804 trucks, 730 trailers and 270 LSACs in fiscal 2004. Operating income in fiscal 2005 was $24.5 million, compared to $47.5 million in fiscal 2004. In addition to the unfavorable product mix and write-off mentioned above, fiscal 2005 results were impacted by relatively high steel costs throughout the year and the transition to the current multi-year FMTV production contract, which began in the fourth quarter of fiscal 2004. The Company noted that operating margins can vary significantly from one fiscal quarter to the next, depending on the specific mix of vehicles, parts and services delivered in each quarter and other factors.

As previously announced, the Company completed the sales of its Power Products and Engineered Products businesses in January 2006. Primarily as a result of the gains on the sales, the Company reported earnings from discontinued operations totaling $6.0 million, or $0.20 per diluted share, in the fourth quarter of fiscal 2005, compared to a net loss of $11.8 million, or $0.40 per diluted share, in the fourth quarter of fiscal 2004.

Max L. Lukens, Stewart & Stevenson’s President and Chief Executive Officer, stated, “Having closed the sales of our Power Products and Engineered Products businesses, we have successfully positioned Stewart & Stevenson as a single-focused manufacturer of tactical military vehicles and related products. Further, we believe that we are on track to meet our 2006 production requirements, as our $25 million facility expansion at our Sealy, Texas plant is near its completion.”

Backlog and Liquidity

At January 31, 2006, total backlog from continuing operations was approximately $958 million. In addition, the fourth program year of the FMTV contract was funded in March 2006, extending FMTV production through September 2007 and increasing backlog to approximately $1.2 billion.

Total cash and short-term investments at January 31, 2006, were $337 million, compared to $131 million at the end of fiscal 2004. The increase in cash balances is primarily the result of the proceeds from the sales of the Engineered Products and Power Products businesses, which generated cash of approximately $277 million in the fourth quarter of fiscal 2005.

Merger Update

As previously announced on February 27, 2006, Stewart & Stevenson and Armor Holdings, Inc. (NYSE:  AH) entered into a definitive merger agreement, pursuant to which Armor Holdings would acquire all of the outstanding common stock of Stewart & Stevenson for $35.00 per share in cash. The transaction is subject to Company shareholder approval and other customary conditions. The Company has scheduled a special meeting of shareholders for May 9,

2006 to consider and vote upon the proposed merger. Shareholders of record as of the close of business on April 5, 2006 will be entitled to vote at the special meeting. On April 7, 2006, the Company commenced mailing to shareholders and filed with the Securities and Exchange Commission definitive proxy materials in connection with the merger agreement. Shareholders are encouraged to read the Company’s definitive proxy materials in their entirety as they provide, among other things, a detailed discussion of the process that led to the proposed merger and the reasons behind the Board of Directors’ unanimous recommendation that shareholders vote FOR the approval and adoption of the merger agreement and the merger.

In light of the pending merger, the Company will not conduct a conference call to discuss fourth quarter results.

About Stewart & Stevenson

Stewart & Stevenson Services, Inc., founded in 1902, is primarily engaged in the design, manufacture and service of medium and light tactical vehicles for the U.S. Army and others worldwide. Stewart & Stevenson Services, Inc. is not affiliated with Stewart & Stevenson LLC. For more information on Stewart & Stevenson Services, Inc., visit http://www.ssss.com.

Forward Looking Statements

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These statements may be identified through the use of words such as “anticipates,” “believes,” “plans,” “potentially,” “expects,” “intends,” “future,” and similar expressions. These risks and uncertainties are described in Stewart & Stevenson Services, Inc.’s filings with the SEC, including Stewart & Stevenson Services, Inc.’s Annual Report on Form 10-K for the fiscal year ended January 31, 2005, which are available at the SEC’s web site at www.sec.gov.

Additional Information and Where to Find It

In connection with the proposed transaction, Stewart & Stevenson has filed a definitive proxy statement with the SEC to be used to solicit shareholder approval of the proposed transaction, as well as other relevant documents concerning the proposed transaction. Stewart & Stevenson shareholders are urged to read the definitive proxy statement regarding the proposed transaction and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about Stewart & Stevenson, the proposed transaction and related matters. The definitive proxy statement will be mailed to the shareholders of Stewart & Stevenson. You will be able to obtain a free copy of the definitive proxy statement, as well as other filings containing information about Stewart & Stevenson with the SEC at the SEC’s website at www.sec.gov. Copies of the definitive proxy statement and the SEC filings that will be incorporated by reference in the definitive proxy statement can also be obtained, when available, without charge, by directing a request to Stewart & Stevenson Services, Inc., Investor Relations, P.O. Box 1637, Houston, Texas 77251 or at Stewart & Stevenson Services, Inc.’s Investor Relations page on its corporate website at www.ssss.com.

Stewart & Stevenson and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding Stewart & Stevenson’s directors and executive officers is contained in Stewart & Stevenson’s proxy statement for its 2005 annual meeting, as filed with the SEC on May 4, 2005. Additional information regarding the interests of those participants may be obtained by reading the proxy statement regarding the proposed merger and our annual report on Form 10-K for the fiscal year ended January 31, 2006, to be filed with the SEC.

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STEWART & STEVENSON SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	January 31, 2006	January 31, 2005	January 31, 2006	January 31, 2005
	(Unaudited)	(Unaudited)	(Unaudited)

Sales	$194,839	$136,852	$726,352	$549,803
Cost of sales	193,243	124,253	682,592	476,005

Gross profit	1,596	12,599	43,760	73,798

Selling and administrative expenses	4,389	6,657	19,258	25,938
Other expense (income), net	94	378	(44)	407

Operating profit (loss)	(2,887)	5,564	24,546	47,453

Interest expense	261	542	1,897	2,029
Interest income	(852)	(391)	(2,934)	(1,388)

Earnings (loss) from continuing operations before income taxes	(2,296)	5,413	25,583	46,812
Income tax expense (benefit)	(2,044)	2,047	8,367	16,085
Net earnings (loss) from continuing operations	(252)	3,366	17,216	30,727
Earnings (loss) from discontinued operations, net of tax expense (benefit) of $1,669, ($8,689), $6,325, and ($18,143)	(384)	(14,060)	9,272	(28,019)
Gain (loss) on sale of discontinued operations, net of tax expense (benefit) of $3,023, $1,311, ($246) and $1,311	6,420	2,270	(360)	2,270
Net earnings (loss)	$5,784	$(8,424)	$26,128	$4,978

Weighted average shares outstanding:
Basic	29,285	28,809	29,117	28,749
Diluted	29,695	29,190	29,593	28,984

Earnings (loss) per share:
Basic:
Continuing operations	$(0.01)	$0.12	$0.59	$1.07
Discontinued operations	0.21	(0.41)	0.31	(0.90)
Net earnings (loss) per share	$0.20	$(0.29)	$0.90	$0.17

Diluted:
Continuing operations	$(0.01)	$0.11	$0.58	$1.06
Discontinued operations	0.20	(0.40)	0.30	(0.89)
Net earnings (loss) per share	$0.19	$(0.29)	$0.88	$0.17

Cash dividends per share	$0.085	$0.085	$0.340	$0.340

STEWART & STEVENSON SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except share data)

	January 31, 2006	January 31, 2005
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$333,171	$128,515
Short-term investments	3,800	2,480
Accounts receivable, net	66,244	62,136
Inventories	22,140	17,803
Deferred income tax asset	7,165	5,872
Income tax receivable	189	7,223
Other current assets	3,967	1,655
Total assets of discontinued operations	33,681	318,753
Total Current Assets	470,357	544,437

Property, Plant and Equipment, net	49,179	37,856
Deferred Income Tax Asset	10,940	26,438
Intangibles and Other Assets, net	47,235	4,611
Total Assets	$577,711	$613,342

Liabilities and Shareholders’ Equity
Current Liabilities:
Notes payable and current portion of long-term debt	$25,158	$—
Accounts payable	64,165	43,441
Accrued payrolls and incentives	8,947	13,178
Unearned revenue	53,146	63,335
Other current liabilities	26,258	22,713
Total liabilities of discontinued operations	25,943	99,193
Total Current Liabilities	203,617	241,860

Long-Term Debt, net of current portion	65	25,000
Accrued Postretirement Benefits and Pension	53,543	57,621
Other Long-Term Liabilities	4,700	4,141
Total Liabilities	261,925	328,622
Shareholders’ Equity:

Common stock, without par value, 100,000,000 shares authorized; 29,303,260 and 28,865,070 shares issued, respectively	70,588	59,616
Accumulated other comprehensive loss	(32,155)	(36,048)
Retained earnings	277,353	261,152
Total Shareholders’ Equity	315,786	284,720
Total Liabilities and Shareholders’ Equity	$577,711	$613,342

STEWART & STEVENSON SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended January 31,
	2006	2005
	(Unaudited)
Operating Activities
Net earnings	$26,128	$4,978
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Net (earnings) loss from discontinued operations	(8,912)	25,749
Deferred tax provision (benefit)	10,190	(6,371)
Depreciation and amortization	9,708	9,844
Unrealized foreign exchange losses	1,502	—
(Gain) loss on sale of business assets	(147)	685
Change in operating assets and liabilities net of the effect of discontinued operations:
Accounts and notes receivable, net	(11,529)	(36,598)
Inventories	2,390	(2,115)
Income tax receivable	7,033	25,813
Accounts payable	17,559	11,778
Accrued payrolls and incentives	(6,291)	4,244
Unearned revenue	(9,592)	(5,008)
Other current liabilities	(5,418)	1,246
Accrued postretirement benefits and pension	529	(9,809)
Other, net	4,724	(314)
Net Cash Provided by Continuing Operations	37,874	24,122
Net Cash Provided by (Used in) Discontinued Operations	(67,883)	11,716
Net Cash Provided by (Used in) Operating Activities	(30,009)	35,838

Investing Activities
Capital expenditures	(17,370)	(9,344)
Proceeds from sale of businesses	301,727	51,559
Acquisition of businesses, net of cash acquired	(44,559)	—
Disposal of property, plant and equipment, net	313	904
Change in short-term investments	(1,320)	5,265
Net investing activities of discontinued operations	66	150
Net Cash Provided by Investing Activities	238,857	48,534

Financing Activities
Loan acquisition costs	(76)	(412)
Dividends paid	(9,927)	(9,787)
Proceeds from exercise of stock options	6,337	2,156
Net Cash Used in Financing Activities	(3,666)	(8,043)

Effect of exchange rate changes on cash	(526)	—

Increase in cash and cash equivalents	204,656	76,329
Cash and cash equivalents, beginning of fiscal year	128,515	52,186
Cash and cash equivalents, end of fiscal year	$333,171	$128,515